UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2006

TOWER TECH HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-31313 (Commission File Number)	88-0409160 (IRS Employer Identification No.)

980 Maritime Drive, Suite 6, Manitowoc, Wisconsin 54220

(Address of principal executive offices) (Zip Code)

(920) 684-5531

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 13, 2006, the registrant appointed Samuel W. Fairchild as interim CEO and senior advisor. Mr. Fairchild has been a director of the registrant’s wholly-owned subsidiary, Tower Tech Systems, since November 2005 and a director of the registrant since February 2006.

He is a founder of inLine Technology, LLC, a company based in Morris Plains, New Jersey, whose mission is to identify, refine, and promote technologies that provide significant financial benefits to the end-user while improving the state of our environment. He has been a director and financial advisor to inLine Technology since October 2004.  Mr. Fairchild has also been the President of the Tadpole Group, an investment portfolio holding company focused on harvesting value from transformation, since August 2004.  He has also been Managing Director of Theseus Capital Partners, an investment advisory firm, since August 2004.  Prior to founding Theseus in 2004, Mr. Fairchild was a leader in the Global Government, Transport & Infrastructure Group of PA Consulting Group, a role he assumed in 1999 as a result of PA’s acquisition of GKMG Consulting Services, a strategic consulting firm he founded in 1992.  He has also served in the White House as a senior advisor to President Reagan and Vice President Bush for Transportation Policy, and was George Bush’s senior policy point person at the Department of Transportation.  Following his government service, Mr. Fairchild was a senior official at the Carlyle Group’s, BDM International unit, where he led the establishment of the company’s Transportation Division before BDM was sold to TRW, Inc.  From 1992 through 2004, he served as strategy advisor to a number of governments and major corporations, including the Prime Minister of Japan; the Prime Minister of New Zealand; the Governments of China, Argentina, Germany, the Netherlands, Jamaica and Mexico; American Express, Ford, Honeywell, Weirton Steel, Teledyne, Motorola, Southwest Airlines and Boeing. Since May 1996, Mr. Fairchild has been the Chairman of the Board of Schiphol North America, the owner of JFK's $1.4 billion Terminal Four and the international arm of Amsterdam Airport Schiphol's Schiphol Group.

Item 9.01         Financial Statements and Exhibits

Exhibits:

Regulation S-B Number	Document
99.1	Press release dated April 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWER TECH HOLDINGS INC.
April 17, 2006	By: /s/ Christopher C. Allie Christopher C. Allie, President

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